EXHIBIT 99.1

Celanese Appoints Douglas Madden Chief Operating Officer; Lin to Lead Corporate Social Responsibility

DALLAS, December 17, 2009 – Celanese Corporation (NYSE: CE), a leading, global chemical company, today announced a restructuring of executive officer positions designed to accelerate productivity, growth and innovation in all its business segments. Douglas M. Madden has been appointed chief operating officer effective Dec. 17, 2009, and will have responsibility for all of the company’s business operating units. Madden most recently served as the corporate executive vice president with responsibility for the Acetyl Intermediates and Industrial Specialties business segments, as well as the Asia Region. Sandra Beach Lin, corporate executive vice president, will move from her oversight responsibility of the Advanced Engineered Materials and Consumer Specialties business segments and the European region to a leadership role driving the company’s strategies and activities related to corporate social responsibility and sustainability globally.

“These changes best position the company to accelerate the achievement of our strategic objectives, allowing us to build on our advantaged positions, enhance regional growth and drive innovation,” said Dave Weidman, chairman and chief executive officer.

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About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company's website at www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information.  When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements are based upon current expectations and beliefs and various assumptions.  There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release.  Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements.  Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Contacts: Investor Relations Mark Oberle Phone: +1 972 443 4464 Telefax: +1 972 332 9373 Mark.Oberle@celanese.com	Media – Americas Travis Jacobsen Phone: +1 972 443 3750 Telefax: +1 972 443 8519 William.Jacobsen@celanese.com	Media – Europe Jens Kurth Phone: +49-(0) 6107-772-1574 Telefax: +49-(0) 6107-772-7231 J.Kurth@celanese.com